                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-2
                              DISC GRAPHICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-12.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                              DISC GRAPHICS, INC.
                                10 GILPIN AVENUE
                           HAUPPAUGE, NEW YORK 11788

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Disc Graphics, Inc. (the "Company") will be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York, on Friday, May 16, 1997, at 2:00 P.M., New York time, for the following purposes:

          1. To elect two Class III Directors;

          2. To approve of the appointment of KPMG Peat Marwick LLP as independent auditors for 1997; and

          3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only Stockholders of record on the books of the Company at the close of business on April 14, 1997 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Stephen Frey
                                          Secretary

Hauppauge, New York
April 24, 1997

    Please date, sign and mail the accompanying form of proxy as promptly as possible in the enclosed envelope.

                              DISC GRAPHICS, INC.

                                                                  April 24, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Disc Graphics, Inc. to be held at 2:00 P.M., on Friday, May 16, 1997, at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York (the "Annual Meeting"). Your Board of Directors looks forward to greeting personally those stockholders able to be present.

     At the May 16, 1997 Annual Meeting, you will be asked to elect two Class III Directors and to approve of the appointment of KPMG Peat Marwick LLP as independent auditors for 1997. Your Board of Directors unanimously recommends that you vote FOR the election of the Class III Directors who have been nominated and FOR the approval of KPMG Peat Marwick LLP as independent auditors for 1997.

     Regardless of the number of shares you may own, it is important that they are represented and voted. Therefore, please sign, date and mail the enclosed proxy in the return envelope provided.

     Your cooperation is appreciated.

                                          Sincerely,

                                          DONALD SINKIN
                                          President and
                                          Chief Executive Officer

                              DISC GRAPHICS, INC.
                                10 GILPIN AVENUE
                           HAUPPAUGE, NEW YORK 11788
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of Disc Graphics, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York, on Friday, May 16, 1997, at 2:00 P.M., New York time, and any adjournments thereof (the "Annual Meeting"). Stockholders of record on the books of the Company at the close of business on April 14, 1997 (the "Record Date"), will be entitled to vote at the Annual Meeting or at any adjournment thereof. The approximate date on which this Proxy Statement and the enclosed Proxy are being first mailed to stockholders is April 24, 1997.

     The cost of solicitation will be borne by Disc Graphics, Inc. The Board of Directors may use the services of Disc Graphics, Inc.'s Directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons, and Disc Graphics, Inc. will reimburse them for reasonable expenses incurred by them in so doing.

     The shares represented by the accompanying proxy will be voted as directed with respect to the election of Directors and with respect to Proposal 2, or if no direction is indicated, will be voted in favor of the election as Directors of the nominees listed herein and in favor of Proposal 2. Each proxy executed and returned by a stockholder may be revoked at any time thereafter by giving written notice of such revocation to the Secretary of Disc Graphics, Inc. or by attending the Annual Meeting and electing to vote in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     If voting by proxy with respect to the election of Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to each other proposal that comes before the stockholders at the Annual Meeting, stockholders may vote for the proposal, vote against the proposal or abstain from voting with respect to the proposal. Assuming a quorum is present, the affirmative vote of a majority of the votes cast by the holders of shares of common stock, $.01 par value per share ("Common Stock"), entitled to vote will be required for approval of each matter to be submitted to a vote of the stockholders. Abstentions and broker non-votes (when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be included in the determination of the number of shares of Common Stock present at the meeting for quorum purposes. Abstentions and broker non-votes will not be included, however, in the tabulations of votes cast on proposals presented to stockholders for purposes of determining whether proposals have received a majority vote. See "Security Ownership of Certain Beneficial Owners and Management -- Voting Agreement".

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     At the close of business on April 14, 1997, the Company had outstanding 5,369,808 shares of Common Stock, each of which entitles the holder to one vote at the Annual Meeting of Stockholders.

     The following table provides information at April 14, 1997, with respect to
(i) any person known to the Company to be the beneficial owner of five percent or more of the Common Stock of the Company based upon filings with the Securities and Exchange Commission, (ii) all Directors of the Company, (iii) the chief executive officer and each of the three other most highly compensated executive officers, and (iv) all Directors and executive officers as a group. For the purpose of computing the percentage of the Common Stock owned by each person or group listed in this table, any shares of Common Stock not outstanding which are subject to options exercisable within 60 days of the Record Date have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the Common Stock owned by any other person.

                    NAME AND ADDRESS OF                    AMOUNT AND NATURE OF
                     BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS
    ---------------------------------------------------  ------------------------   ----------------
    Allen & Company Incorporated.......................            701,679(2)             12.1%
    Holding Capital Management Corp....................            458,543(3)              8.4%
    Directors, Nominees and Executive Officers:
    Donald Sinkin......................................          1,712,509(4)             29.7%
    Stephen Frey.......................................            650,979(5)             11.8%
    John Rebecchi......................................            616,183(6)             11.2%
    Daniel Levinson....................................            282,856(7)              5.2%
    Seymour W. Zises...................................            183,747(8)              3.7%
    Mark L. Friedman...................................            164,000(9)              3.4%
    Margaret Krumholz..................................             31,270(10)               *
    All Directors and executive officers as a group (7
      persons).........................................          3,641,544                59.1%

---------------
 *  Less than one percent.

(1) Unless otherwise indicated, beneficial ownership represents of sole voting and investment power.

(2) Information is from a Schedule 13G/A filed by Allen & Company Incorporated and Allen Holding Inc., dated February 14, 1997. The address for Allen & Company Incorporated is 711 Fifth Avenue, New York, New York 10022. Includes 330,200 Class A Warrants and Merger Warrants (as defined below) to purchase an aggregate of 85,912 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share.

(3) Includes Merger Warrants to purchase an aggregate of 103,092 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share. The address for Holding Capital Management Corp. is 685 Fifth Avenue, New York, New York 10022.

(4) Includes Merger Warrants to purchase an aggregate of 335,240 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share. Includes 158,044 shares of Common Stock and Merger Warrants to purchase an aggregate of 45,128 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share held by Spring Hollow Holding LLC.

(5) Includes Merger Warrants to purchase an aggregate of 99,464 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share. Includes 158,044 shares of Common Stock and Merger Warrants to purchase an aggregate of 45,128 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share held by Stephen Ashley LLC.

(6) Includes Merger Warrants to purchase an aggregate of 91,736 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share. Includes 158,044 shares of Common Stock and Merger Warrants to purchase an aggregate of 45,128 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share held by Tin Box Holding LLC.

 (7) Includes Merger Warrants to purchase an aggregate of 28,636 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share. Includes 100,292 shares of Common Stock and Merger Warrants to purchase an aggregate of 28,636 shares of Common Stock at exercise prices ranging from $7.00 per share to $10.00 per share held by the Jo Levinson 1989 Trust. Includes options to purchase 1,000 shares of Common Stock.

 (8) Includes 28,827 shares of Common Stock held by Z Four Partners, LLC. Includes options to purchase 25,000 shares of Common Stock at $4.125 per share.

 (9) Includes options to purchase 25,000 shares of Common Stock at $4.125 per share.

(10) Includes options to purchase 25,000 shares of Common Stock at $2.00 per share.

VOTING AGREEMENT

     In October 1995, Disc Graphics, Inc., a New York corporation ("Old Disc"), merged with and into RCL Capital Corp. ("RCL") and RCL changed its name to Disc Graphics, Inc. (the "Merger"). Pursuant to the Merger, the Company, Donald Sinkin, Stephen Frey, John Rebecchi, Sheldon Simon, Sal Maisano, Harold M. Wit, Allen & Company Incorporated, Holding Capital Management Corp., the Jessand Corp. Profit Sharing Plan and Trust, H. Sean Mathis and Z Four Partners, LLC entered into a voting and registration rights agreement dated as of October 30, 1995 (the "Voting Agreement") relating to the control and operation of the Company, and to restrict the transfer of their shares of Common Stock. In connection with the Merger, certain of the RCL Stockholders and former Old Disc Stockholders received Warrants to purchase shares of Common Stock of the Company at exercise prices ranging from $7.00 to $10.00 per share (the "Merger Warrants").

     The parties to the voting agreement have agreed, among other things, to use their best efforts, for a four year period beginning on October 30, 1995, (i) to secure the nomination of and to vote all shares of Common Stock which such stockholders beneficially own in favor of the election and continuation in office of four nominees designated by the former Old Disc stockholders and two nominees designated by the RCL stockholders, (ii) to vote all shares of Common Stock which such stockholders beneficially own against, and to use such stockholders' best efforts to cause the nominees on the Board of Directors designated by such stockholders' group, subject to such nominees' fulfillment of their fiduciary duties to the stockholders of the Company, to vote against any amendment to the Articles of Incorporation or the By-laws which would have the effect of increasing the number of persons constituting the whole Board of Directors of the Company to more than six. In addition, for such period the RCL Stockholders agreed to use their best efforts to cause each of their nominees to the Board of Directors, subject to fulfillment by such persons of their fiduciary duties to the stockholders of the Company, to nominate and vote in favor of the election and continuation in office of Donald Sinkin as President and Chief Executive Officer, John Rebecchi as Vice President and Stephen Frey as Vice President, or such other persons nominated by the Old Disc Shareholders, provided that such person is, at the time of such nomination and election, employed by the Company or any subsidiary.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide for a Board of Directors which is divided into three Classes whose terms of office expire in successive years. At the Annual Meeting, the stockholders will elect two Class III Directors for a term of three years which expire in 2000. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election as Directors of Stephen Frey and John Rebecchi. The Company's Board of Directors now consists of six directors as set forth below.

    CLASS III
 (TO SERVE UNTIL
       THE                   CLASS I                    CLASS II
ANNUAL MEETING OF      (TO SERVE UNTIL THE         (TO SERVE UNTIL THE
 STOCKHOLDERS IN        ANNUAL MEETING OF           ANNUAL MEETING OF
      2000)           STOCKHOLDERS IN 1999)       STOCKHOLDERS IN 1998)
-----------------    -----------------------    -------------------------
Stephen Frey(1)      Seymour W. Zises(1)(4)     Donald Sinkin(1)(4)
John Rebecchi(2)     Mark L. Friedman(2)(3)     Daniel Levinson(2)(3)(4)

---------------
(1) Member of Executive Committee

(2) Member of Audit Committee.

(3) Member of Incentive Stock Option Committee.

(4) Member of the Compensation Committee.

     Stephen Frey and John Rebecchi, directors in Class III, are to be elected to hold office until the Annual Meeting of Stockholders in 2000 or until their successors are chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, if authority to do so is not withheld, for the election as Directors of the aforesaid nominees unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

     Directors who are not employees of the Company receive an annual fee of $2,500, a fee of $1,000 for each Board of Directors meeting attended, and an annual fee of $1,000 for each committee upon which such director serves. In addition, each Director who serves as member of the Stock Option Committee receives at the time of the Annual Meeting of Stockholders each year, options to purchase 1,000 shares of Common Stock of the Company. All shares awarded to such Directors vest six months from the date of grant. In 1996, an aggregate of 2,000 shares were granted under this plan.

PRINCIPAL OCCUPATIONS OF DIRECTORS

     The following is a brief account of the business experience for the past five years of the Company's directors:

     DONALD SINKIN (49 years of age) has been President, Chief Executive Officer and Chairman of the Board of the Company and its predecessor Old Disc since 1986.

     STEPHEN FREY (43) has been Vice President of Operations and a Director of the Company and its predecessor Old Disc since 1986.

     JOHN REBECCHI (42) has been the Company's Vice President of Sales and a Director since October 1995 and was Chief Financial Officer from October 1995 to January 1996. Prior to October 1995, Mr. Rebecchi was Vice President of Marketing and Chief Financial Officer of the Company's predecessor Old Disc since 1988.

     DANIEL LEVINSON (36) has been a Director of the Company since October 1995. Mr. Levinson has been a member of Holding Capital Group since 1988 and has sponsored acquisitions of and investments in several small to mid-cap companies. Mr. Levinson currently is a director of several private companies.

     SEYMOUR W. ZISES (43) has been a Director of the Company since August 1992 and was a Vice President and Treasurer from August 1992 until October 1995. He is currently President and Chief Executive Officer of Family Management Corporation, a registered investment advisory firm in New York City which he established in 1989. Mr. Zises also serves as President and Chief Executive Officer of Forest Hill Capital Corporation, a merchant banking concern. Mr. Zises is also a Director of Specialty Retail Group, Inc., a publicly traded retailer. Prior to his founding Family Management Corporation and Forest Hill Capital Corporation, he was an independent financial services representative licensed with Integrated Resources Equity Corporation, a broker dealer. Mr. Zises is one of several individual general partners or an officer or shareholder of a general partner of six (6) real estate limited partnerships which filed petitions for bankruptcy under Chapter 11 of the United States Bankruptcy Code between 1990 and February 1993. Mr. Zises serves on the Board of Trustees of Beth Israel Medical Center in New York City.

     MARK L. FRIEDMAN (49) has been a Director of the Company since April 1996 and was a Vice President, Secretary and a Director of the Company from August 1992 until October 1995. He has been counsel to the law firm of Baer Marks & Upham since February 1995. From January 1993 through January 1995 he was counsel to the law firm of Proskauer Rose Goetz & Mendelsohn. From 1982 through 1992 he was (individually or through a professional corporation) a partner of the law firm of Shea & Gould. Mr. Friedman is a director of Universal Gym Equipment, Inc., a fitness equipment company, and is a partner of Gulfstream Capital Partners.

     No family relationships exist among any of the named Directors or executive officers. The election of Directors and the appointment of certain of the executive officers of the Company are subject to the Voting Agreement described under "Security Ownership of Beneficial Owners and Management -- Voting Agreement." As of April 14, 1997, the parties to the Voting Agreement owned in excess of 51% of the outstanding Common Stock of the Company, and could therefore, without the vote of any other stockholder, elect all of the Directors of the Company. Messrs. Sinkin, Frey, Rebecchi, Levinson, Friedman and Zises are parties to the Voting Agreement and were or are nominated as Directors pursuant thereto. Messrs. Sinkin, Frey and Rebecchi were elected executive officers pursuant to the Voting Agreement. The Company does not vote any of its shares of Common Stock.

BOARD AND COMMITTEE MEETINGS

     During fiscal 1996, there were two meetings of the Board of Directors. During 1996, each Director attended more than 75% of each of the meetings of the Board held while he was a Director, except for Daniel Levinson and Seymour W. Zises.

     The Audit Committee held no meetings during fiscal 1996. The Audit Committee reviews and evaluates the results and scope of the audit and other services provided by the Company's independent accountants, as well as the Company's accounting principles and system of internal accounting controls. The Compensation Committee held one meeting during fiscal 1996. The Compensation Committee reviews management recommendations regarding compensation of employees above a certain salary level and compensation to Directors. The Executive Committee also held no meetings during fiscal 1996. The Executive Committee has all the powers of the Board when the Board is not in session, except as limited by statute. The Incentive Stock Option Committee also held no meetings during fiscal 1996. The Incentive Stock Option Committee reviews and approves or disapproves of recommendations concerning incentive stock options and awards stock options pursuant to the 1995 Incentive Stock Option Plan. The Board of Directors has no standing Nominating Committee.

                                   MANAGEMENT

EXECUTIVE OFFICERS OF THE COMPANY

     The Executive Officers of the Company are as follows:

               NAME                                         OFFICE HELD
    ---------------------------    -------------------------------------------------------------
    Donald Sinkin..............    Chairman of the Board, President and Chief Executive Officer
    Stephen Frey...............    Vice President of Operations
    John Rebecchi..............    Vice President of Sales
    Margaret Krumholz..........    Chief Financial Officer

     Mrs. Margaret Krumholz (37 years of age) has been Chief Financial Officer of the Company since January 1996. From October 1994 through December 1996, Mrs. Krumholz served as Controller of the Company. Prior to joining the Company, from October 1987 to October 1994, Mrs. Krumholz was employed in various financial and accounting positions, including Corporate Finance Manager, for General Foods Baking Company.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation earned by the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers. Information provided for 1994 consists of compensation earned as executive officers of Old Disc. Information provided for 1995 consists of compensation earned as executive officers of Old Disc until October 30, 1995, the date of the Merger, and compensation earned as executive officers of the Company from October 31, 1995 through December 31, 1995. Disclosure is provided in footnotes of amounts earned by the executive officers as executive officers of the Company for the period from October 31, 1995 through December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                           ANNUAL COMPENSATION                     ----------------------
                                     --------------------------------              NUMBER OF   LONG-TERM
                                                         OTHER ANNUAL  RESTRICTED    SHARES    INCENTIVE    ALL OTHER
    NAME AND PRINCIPAL     FISCAL                        COMPENSATION    STOCK     UNDERLYING     PLAN     COMPENSATION
         POSITION           YEAR      SALARY   BONUS(1)      (2)         AWARDS     OPTIONS     PAYOUTS        (3)
-------------------------- ------    --------  --------  ------------  ----------  ----------  ----------  ------------
Donald Sinkin.............   1996    $250,000  $250,000          --          --          --          --      $  3,955
  President and Chief        1995(4)  219,066   191,666          --          --          --          --         9,147
  Executive Officer          1994     183,516   211,639          --          --          --          --        18,276
Stephen Frey..............   1996    $160,000  $212,883          --          --          --          --      $  6,286
  Vice President of          1995(5)  143,876    87,924          --          --          --          --         8,982
  Operations                 1994     124,430   166,736          --          --          --          --        15,295
John Rebecchi.............   1996    $160,000  $206,146          --          --          --          --      $  6,901
  Vice President of          1995(6)  139,145   132,847          --          --          --          --         8,651
  Sales                      1994     116,846   130,789          --          --          --          --        15,715
Margaret Krumholz.........   1996    $119,000  $ 62,500          --          --      25,000          --      $  1,275
  Chief Financial            1995      90,000     9,500          --          --          --          --            --
  Officer                    1994      19,000       500          --          --          --          --            --

---------------
(1) Represents for Messrs. Sinkin, Frey and Rebecchi incentive compensation under employment agreements. See "Management -- Employment Agreements."

(2) Other Annual Compensation excludes certain perquisites and other non-cash benefits provided by the Company since such amounts do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(3) All Other Compensation in fiscal 1996 includes: (a) $2,642, $5,000 and $5,000 of premiums paid by the Company in respect of certain split-dollar life insurance policies on the lives of Messrs. Sinkin, Frey and Rebecchi, respectively as the Company is the beneficiary to the extent of the premiums paid; and (b) Company contributions under the Disc Graphic, Inc. 401(k) Retirement Plan of $1,313, $1,286, $1,901 and 1,275 paid by the Company for Messrs. Sinkin, Frey, and Rebecchi and Mrs. Krumholz, respectively.

(4) Salary, bonus and other annual compensation earned by Mr. Sinkin as an executive officer of the Company in 1995, after the date of the Merger, were $41,660, $16,667 and $1,524, respectively.

(5) Salary, bonus and other annual compensation earned by Mr. Frey as an executive officer of the Company in 1995, after the date of the Merger, were $26,660, $10,667 and $1,497, respectively.

(6) Salary, bonus and other annual compensation earned by Mr. Rebecchi as an executive officer of the Company in 1995, after the date of the Merger, were $26,660, $10,667 and $1,441, respectively.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company (other than members of the Incentive Stock Option Committee) receives an at-the-market grant of an option to purchase 25,000 shares of the Company's Common Stock under the 1995 Incentive Stock Option Plan. Directors who are members of the Incentive Stock Option Committee receive an at-the-market grant of an option to purchase 1,000 shares of the Company's Common Stock pursuant to the 1995 Incentive Stock Option Plan. In either case, the options will vest six months from the date of the grant. All non-employee members of the Board of Directors receive an annual fee of $2,500, plus an annual fee of $1,000 for each Committee upon which such Director sits.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company is party to employment contracts with each of Messrs. Sinkin, Frey and Rebecchi with base annual compensation of $250,000, $160,000, and $160,000, respectively. In addition, each of the employment contracts provides for bonuses based on the Company achieving specified financial targets. Each of the employment contracts is for an approximately six-year term ending December 31, 2001, and requires the executive to dedicate substantially all of his business time to the Company's affairs. In addition to such compensation, each of the employment contracts provides for a car allowance of from $700 to $1,500 per month. Furthermore, pursuant to the employment agreements of Messrs. Rebecchi and Frey. Messrs. Rebecchi and Frey each received additional compensation of approximately $29,000 (in 1996) and approximately $27,000 (in
1997) in connection with the repayment of certain notes payable to the Company April 15, 1996, and April 15, 1997.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all stock option grants to the executive officers named in the "Summary Compensation Table" during the fiscal year ended December 31, 1996:

                                                                                      POTENTIAL REALIZED
                                       INDIVIDUAL GRANTS (1)                        VALUE AT ASSUMED ANNUAL
                         -------------------------------------------------           RATES OF STOCK PRICE
                           NUMBER                                               APPRECIATION FOR OPTION TERM(5)
                         OF SHARES     % OF TOTAL                           ---------------------------------------
                         UNDERLYING  OPTIONS GRANTED  EXERCISE               STOCK
                          OPTIONS    TO EMPLOYEES IN   PRICE    EXPIRATION   PRICE    DOLLAR   STOCK PRICE  DOLLAR
          NAME           GRANTED(2)  FISCAL YEAR(3)    ($/SH)      DATE     5%($)(4)  GAIN(1)   10%($)(4)   GAIN(1)
------------------------ ----------  ---------------  --------  ----------  --------  -------  -----------  -------
Donald Sinkin...........       --            --            --          --        --        --        --          --
Stephen Frey............       --            --            --          --        --        --        --          --
John Rebecchi...........       --            --            --          --        --        --        --          --
Margaret Krumholz.......   25,000          71.4%       $ 2.00     9/26/06    $ 3.26   $31,445     $5.19     $79,687

---------------
(1) All grants are under the Company's 1995 Incentive Stock Option Plan. Dollar gains are based on the assumed annual rates of appreciation above the exercise price of each option for the term of the option.

(2) Grants were made at the market value of the Company's Common Stock on the date of grant. Grants vest 100% six months after date of grant and the remaining balance two years after the date of grant.

(3) Total options granted to employees in fiscal 1996 were for 35,000 shares of Common Stock.

(4) The stock price represents the price of the Company's Common Stock if the assumed annual rates of stock price appreciation are achieved over the term of each of the options.

1995 LONG TERM INCENTIVE PLAN

     The Company has adopted the Disc Graphics, Inc. 1995 Long Term Incentive Plan (the "1995 Incentive Plan") in order to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by key employees and directors of, and consultants to, the Company and its subsidiaries upon whose judgment and keen interest the Company is largely dependent for the successful conduct of its operations. The 1995 Incentive Plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, as amended, "non-qualified stock options," stock appreciation rights, restricted stock, performance grants and other types of awards.

     The 1995 Incentive Plan, which is administered by the Incentive Stock Option Committee of the Board of Directors (currently comprised of Mark L. Friedman and Daniel Levinson) authorizes the issuance of a maximum of 500,000 shares of Common Stock which may be either newly issued shares, treasury shares, re-acquired shares, shares purchased in the open market or any combination thereof. Incentive stock options generally may be granted at an exercise price of not less than the fair market value of shares of Common Stock on the date of grant, and non-qualified stock options may be granted at an exercise price determined by the Incentive Stock Option Committee. If any award under the 1995 Incentive Plan terminates, expires unexercised, or is canceled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The Company has an aggregate of 123,500 options to purchase shares of Common Stock outstanding under the 1995 Incentive Plan. Options to purchase 25,000 shares have been granted to each of Margaret Krumholz, Seymour W. Zises and Mark L. Friedman and options to purchase 1,000 shares have been granted to Daniel Levinson, which options are exercisable for ten years from their date of grant for prices of $2.00 to $4.125 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Prior to the Merger, Messrs. Sinkin, Frey, Rebecchi and Levinson, who constituted the Board of Directors of Old Disc, participated in discussions of executive compensation. By virtue of the Merger, the Company assumed employment agreements with each of Messrs. Sinkin, Frey and Rebecchi which set forth compensation to such executive officers for an approximately six-year period ending December 31, 2001.

     The Board of Directors has the responsibility for setting the compensation paid to the Chief Executive Officer and for other executive officers of the Company. The compensation of the Company's executive officers is generally determined by either the Board of Directors or the Compensation Committee of the Board of Directors, subject to applicable employment agreements. The members of the Compensation Committee for the last fiscal year were Seymour W. Zises, Daniel Levinson and Donald Sinkin. Each member of the Compensation Committee, except for Donald Sinkin, is a director who is not an employee of the Company or any of its affiliates. Currently, the Company's executive officers, including the Chief Executive Officer, other than Margaret Krumholz, are compensated pursuant to written employment agreements providing for a base salary and bonuses based upon the Company's achieving specified financial targets. These agreements provide for annual salary increases intended to maintain the executive's base salary against increases in the cost of living as measured by the United States Department of Labor.

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report with respect to certain compensation paid or awarded to the Company's executive officers during fiscal 1996 is furnished by the directors who comprised the Compensation Committee during fiscal 1996.

GENERAL POLICIES

     The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase shareholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company's businesses. To attain these objectives, the Company's executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation. See "Executive Compensation -- Employment Agreements".

     Stock options are granted to employees, including the Company's executive officers, by the Compensation Committee under the Company's stock option plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market value of Common Stock on the date of grant, have a maximum term of ten years and generally become exercisable for half of the option shares one year from the date of grant and for all of the option shares two years from the date of grant. Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE

     The Compensation Committee annually establishes, subject to the approval of the Board of Directors and any applicable employment agreements, the salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by the Company, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

     For fiscal 1996, pursuant to the terms of their employment agreements with the Company, Donald Sinkin, the Company's Chairman of the Board, President and Chief Executive Officer, Stephen Frey, the Company's Vice President of Operations, and John Rebecchi, the Company's Vice President of Sales, each received a base salary and a cash incentive bonus based on the Company's pre-tax income. See "Management -- Employment Contracts and Termination of Employment Change in Control Arrangement." In light of these employment agreements, the Compensation Committee/Board of Directors was not required to make any decision regarding the cash compensation of Messrs. Sinkin, Frey and Rebecchi. Mrs. Margaret Krumholz, the Company's Chief Financial Officer, received a base salary, a cash bonus and a grant of stock options under the Company's 1995 Incentive Stock Option Plan. The Compensation Committee determined that this base salary, bonus and grant of stock options were appropriate given the Company's financial performance, the substantial contribution made by Mrs. Krumholz to such performance and the compensation levels of executives at companies competitive with the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For fiscal 1996, pursuant to the terms of his employment agreement with the Company, Mr. Donald Sinkin, the Company's Chairman of the Board, President and Chief Executive Officer, received a base salary and a cash incentive bonus based on the Company's pre-tax income. See "Management -- Contracts and Termination of Employment Change in Control Arrangement". In light of this employment agreement, the Compensation Committee was not required to make any decision regarding the cash compensation of Mr. Sinkin.

                                          The Compensation Committee

                                          Seymour W. Zises
                                          Daniel Levinson
                                          Donald Sinkin

BENEFICIAL OWNERSHIP REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers, Directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, Directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

     Based solely on a review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, Directors and greater than ten-percent beneficial owners were complied with.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the total stockholder returns (assuming reinvestment of dividends, if any) of the Company from November 1993 through December 1997, to (1) an index of all United States companies listed on the American Stock Exchange ("AMEX"), (2) an index of all United States companies in the commercial printing business listed on the AMEX, (3) United States companies listed on the AMEX with a capitalization between $19 million to $21 million, (4) an index of all United States companies listed on the Nasdaq Stock Market ("NASDAQ"), and (5) an index of all United States Companies in the printing, publishing and allied industries listed on NASDAQ. The Company has changed its broad market and peer group indices to NASDAQ-based indices, which the Company believes are more appropriate since its Common Stock is presently listed on NASDAQ. The graph assumes $100 invested in November 1993 in the Company and each of the other indices.

     The Company's Common Stock began trading on the OTC Bulletin Board on November 19, 1993, and the average of the bid and ask price on such date was $4.375. This price was used as the initial share price. Except for the line representing the Company's Common Stock, which was prepared by the Company from information provided by the OTC Bulletin Board and the American Stock Exchange, the graph was prepared from data supplied by the Center for Research in Security Prices of the University of Chicago Graduate School of Business.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
             PERFORMANCE GRAPH FOR AMEX STOCK MARKET (US COMPANIES) Prepared by the Center for Research in Security Prices
Produced on 04/17/97 including data to 12/31/96

                                      LOGO

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases a 55,000 square foot building in Hauppauge, New York from Horizon Equities L.P. ("Horizon"). In addition, the Company leased three pieces of equipment from Horizon, which leases were assigned to the Company in connection with the Merger. Horizon Equities, Inc., the corporate general partner of Horizon, is owned by Messrs. Sinkin, Frey and Rebecchi, executive officers and Directors of the Company, and by two other employees of the Company. The limited partners of Horizon are Holding Capital Management Corp., a more than five percent beneficial stockholder of the Company, Timothy F. Healy, an affiliate of Holding Capital Management Corp., Jessand Corp., an affiliate of James W. Donaghy, and Investment Services Corp. ("ISC"), an affiliate of Mr. Levinson. The aggregate payments by the Company in 1996 for rental of the building and the equipment were $348,000. The Company believes that the terms of the building lease are at least as favorable to the Company as the terms for an equivalent lease which could have been obtained from unaffiliated third parties.

     The Company is party to consulting agreements with each of Timothy F. Healy & Co., Inc. ("TFH&C"), Holding Services Corp. ("HSC") and ISC. TFH&C and HSC are affiliates of Timothy F. Healy and Holding Capital Management Corp., respectively. The aggregate payments under the consulting agreements were $112,000 in 1996. The Company believes that the terms of these consulting agreements are at least as favorable to the Company as the terms for equivalent consulting agreements which could have been obtained from unaffiliated third parties.

     Messrs. Rebecchi and Frey, current executive officers and Directors of the Company, each have outstanding notes payable to the Company evidencing personal loans. The notes bear interest at a rate of 9.0% per annum. The largest aggregate amounts outstanding under these notes for Messrs. Rebecchi and Frey since October 30, 1995 were $48,312 and $51,040, respectively, and on April 15, 1997, the balances thereon were $24,156 and $25,520, respectively. The notes are payable in five equal annual installments on May 1 of each year from 1993 to 1997. On April 15, 1996, Messrs. Rebecchi and Frey each received additional compensation of approximately $29,000 in connection with the repayment of such notes. On April 15, 1997, Messrs. Rebecchi and Frey each received additional compensation of approximately $27,000 in connection with the repayment of such notes.

     RAS Securities Corp. received a fee from RCL of $75,000 in connection with its rendering due diligence assistance in connection with the Merger. Robert Schneider, a Director of the Company from October 30, 1995 to March 20, 1996, is the Chairman of RAS Securities Corp.

                 CHANGE IN THE COMPANY'S CERTIFYING ACCOUNTANT

     On November 10, 1995, the Board of Directors voted to terminate Price Waterhouse LLP as regular auditors for the Company and to retain KPMG Peat Marwick LLP as the regular auditors for the Company. KPMG Peat Marwick LLP had been the regular auditors for Old Disc prior to the Merger and the Board cited their experience and knowledge of Old Disc in deciding to retain them.

     The reports of Price Waterhouse LLP on the financial statements for years ended March 31, 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended March 31, 1994 and 1995, and the period ended November 10, 1995, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused it to make reference to the subject matter of the disagreement in connection with this report.

                                 PROPOSAL NO. 3

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, which has audited the account of the Company since November 1995 and the accounts of Old Disc since 1991, as independent auditors for the year 1997. The stockholders are requested to signify their approval or disapproval of the appointment.

     It is expected that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

     MANAGEMENT RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS FOR 1997.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

     Proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company on or prior to December 17, 1997 to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 1997 Annual Meeting.

     An Annual Report to Stockholders for the fiscal year ended December 26, 1996, including financial statements, accompanies this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                                          By Order of the Board of Directors,

                                          Stephen Frey
                                          Secretary

Hauppauge, New York
April 24, 1997

COPIES OF THE EXHIBITS TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 1996 MAY BE OBTAINED BY STOCKHOLDERS SOLICITED HEREBY, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO MARGARET KRUMHOLZ, CHIEF FINANCIAL OFFICER, DISC GRAPHICS, INC., 10 GILPIN AVENUE, HAUPPAUGE, NEW YORK 11788.

                  BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING
                                  MAY 16, 1997


The undersigned hereby appoints Donald Sinkin and Margaret Krumholz, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in Disc Graphics, Inc., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on May 16, 1997 and any adjournments thereof.

                  (Continued and to be signed on reverse side)

                                                     SEE REVERSE SIDE

The Board of Directors recommends a vote FOR the following proposals:

1.  Election of the following nominees, as set forth in the proxy statement:

    Stephen Frey and John Rebecchi

    [ ] FOR all nominees listed above   [ ] WITHHOLD authority to vote

[INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THE NOMINEE'S NAME ON THE LINE PROVIDED BELOW]

------------------------------------------------

2. Proposal to approve or disapprove the appointment of KPMG Peat Marwick LLP as independent auditors for 1997:

    [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

3. Upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. STOCKHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSALS AS SET FORTH ON THE REVERSE HEREOF.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE


                               [L.S.]                                     [L.S.]
------------------------------             ------------------------------

DATED:           , 1997
      -----------